Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form SB-2/A of our report (which contains an explanatory paragraph relating to Procera Networks, Inc.'s ability to continue as a going concern as described in Note 2 to the financial statements) dated February 13, 2006, relating to the financial statements of Procera Networks, Inc, for the year ended January 1, 2006, which appears in such Registration Statement.  We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Burr, Pilger & Mayer L L.P.

Palo Alto, CA

December 7, 2007